EXHIBIT 12.1

                           RJR NABISCO HOLDINGS CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/
            DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY EARNINGS
                              BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                           1995     1994     1993     1992     1991
                                                          ------   ------   ------   ------   ------
Earnings before fixed charges:
  Income (loss) before extraordinary item...............  $  627   $  764   $   (3)  $  776   $  368
  Provision for income taxes............................     580      611      114      680      280
                                                          ------   ------   ------   ------   ------
  Income (loss) before income taxes.....................   1,207    1,375      111    1,456      648
  Interest and debt expense.............................     899    1,065    1,209    1,359    2,140
  Interest portion of rental expense....................      54       51       52       49       56
                                                          ------   ------   ------   ------   ------
Earnings before fixed charges(a)........................  $2,160   $2,491   $1,372   $2,864   $2,844
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Fixed charges:
  Interest and debt expense.............................  $  899   $1,065   $1,209   $1,359   $2,140
  Interest portion of rental expense....................      54       51       52       49       56
  Capitalized interest..................................      12       11        9        5       10
  Preferred stock dividends(b)..........................     411      594      368      307      294
                                                          ------   ------   ------   ------   ------
    Total fixed charges.................................  $1,376   $1,721   $1,638   $1,720   $2,500
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
  Deficiency in the coverage of fixed charges by
    earnings before fixed charges.......................  $   --   $   --   $ (266)  $   --     --
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Ratio of earnings to fixed charges......................     1.6      1.4       --      1.7      1.1
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------

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(a) Includes non-cash amortization of trademarks and goodwill for each of the years in the five-year period ended December 31, 1995 of $636 million, $629 million, $625 million, $616 million and $609 million respectively.

(b) Certain preferred stock dividend amounts are presented on a pre-tax equivalent basis.